Exhibit B

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1)(iii) of the Securities Exchange Act of 1934, each of the undersigned agrees that a single joint Schedule 13D and any amendments thereto may be filed on behalf of each of the undersigned with respect to the securities held by each of them in Global Partners LP.

Date: August 7, 2025

/s/ Eric Slifka
Name: Eric Slifka

ALFRED A. SLIFKA 1990 Trust Under Article II-A

/s/ Eric Slifka
Name:	Eric Slifka
Title:	Trustee

THE ESTATE OF RICHARD SLIFKA

/s/ Rosalyn Slifka
Name:	Rosalyn Slifka
Title:	Personal Representative

/s/ Amy Cook
Name:	Amy Cook
Title:	Personal Representative

/s/ Karen Dattilo
Name:	Karen Dattilo
Title:	Personal Representative

/s/ Andrew Slifka
Name:	Andrew Slifka
Title:	Personal Representative